May 4, 2000


BY EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Attention:     Filing Desk

               Re: Residential Funding Mortgage Securities II, Inc. Registration Statement on Form S-3 relating to
                      Home Equity Loan-Backed Certificates and Asset-Backed Notes, to be combined with Registration
                      Statement 333-77561 pursuant to Rule 429
                      _________________________________________

Ladies and Gentlemen:

        Our client, Residential Funding Mortgage Securities II, Inc., has advised us that they have filed with you, under EDGAR, the captioned registration statement on Form S-3 and that they have paid the filing fee, in the amount of $264.00, to you by wire transfer.

        The primary objectives of this filing are to register an additional $1,000,000 of securities, which amount will be increased prior to effectiveness, to be combined with the remaining amount registered under the registrant's existing registration statement No. 333-77561, and to update the descriptions of the registrant's programs as well as the tax and legal matters disclosure. In addition, the registrant's base prospectus has been consolidated to include the description of its notes offerings and certificates offerings which were previously set forth in two separate base prospectuses. Separate hard copies of the filing have been sent to Mr. Mark Green.


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Securities and Exchange Commission
May 4, 2000




        If you need any additional information, please call me at the above number, or call David Ansel at 212-912-7881 or Marlo Young at 212-912-7950. Please acknowledge receipt of this letter and the enclosures by date-stamping the enclosed copy of this letter and returning it in the self addressed stamped envelope.

                                            Very truly yours,


                                            /s/ Stephen S. Kudenholdt
                                            Stephen S. Kudenholdt

Enclosures

cc:

Mark Green
Assistant Director

Division of Corporation Finance
Branch 11
Mail Stop 3-10
Washington, D.C. 20549



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